GAMING AND LEISURE PROPERTIES EXPANDS BOARD OF DIRECTORS
WITH APPOINTMENT OF MICHAEL BOROFSKY

WYOMISSING, Pa., December 8, 2025 -- Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), announced today that Michael Borofsky has been appointed to the Board of Directors as a new independent director, effective immediately, subject to receipt of customary regulatory approvals. The appointment of Mr. Borofsky expands the Board of Directors to eight members, seven of whom are considered independent according to the listing standards of the Nasdaq Stock Exchange.

Michael Borofsky is the founder of Mithrandir Ventures, a diversified family office with investments in gaming, healthcare, software and climate tech. Michael's primary focus is on building high cash flow generating businesses with leading market positions and helping companies innovate and evolve through emerging technologies.

Peter Carlino, Chairman and Chief Executive Officer of GLPI, commented, “Michael has a proven track record of investing in and advising companies through transformative growth and brings deep financial, capital allocation, strategy and legal expertise which will complement the Board. I am delighted to welcome Michael as our newest Director and am confident that his extensive experience in the gaming, entertainment and technology sectors, will be highly valuable as we continue to grow our tenant base and property portfolio and build value for shareholders."

Prior to Mithrandir Ventures, Mr. Borofsky was General Counsel and a Member of the Management and Investment Committees at Gryphon Investors, a $9 billion middle market private equity fund, with 36 controlled portfolio companies across five industry sectors: consumer, healthcare, software, industrial growth and business services. Prior to Gryphon, he was the Chief Operating and Strategy Officer of the Pohlad Companies, a holding company with a diverse group of operating businesses, including the Minnesota Twins, Par Systems, United Properties, Carousel Motors and Northmarq Capital. Michael also spent 16 years as a senior executive at MacAndrews & Forbes, Ronald O. Perelman's investment vehicle, with interests in consumer products, defense, media and entertainment, gaming, financial services, biotechnology and food products. Prior to MacAndrews, Michael worked for Skadden, Arps, Slate, Meagher & Flom LLP, where he specialized in mergers & acquisitions, and was an analyst at Goldman Sachs.

Mr. Borofsky earned a B.A. with honors from Yale University and a J.D. from Columbia University School of Law where he was a Harlan Fiske Stone Scholar.

About Gaming and Leisure Properties
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Contact
Gaming and Leisure Properties, Inc.                    Investor Relations
Carlo Santarelli, SVP - Corporate Strategy & Investor Relations        Joseph Jaffoni at JCIR
610/378-8232                    212/835-8500
csantarelli@GLPROPINC.COM                    glpi@jcir.com